Exhibit 99.2

For Immediate Release

Contact:	Jeffrey K. Berg, President and Chief Executive Officer
David T. McGraw, Vice President – Finance and Chief Financial Officer
Telephone – (952) 996-1694

COMMUNICATIONS SYSTEMS ANNOUNCES STOCK REPURCHASE PROGRAM

Minnetonka, MN — November 13, 2008 — Communications Systems, Inc. (NASDAQ: JCS - News) today announced that its Board of Directors has authorized management to repurchase, within its discretion, up to 500,000 shares of the Company’s common stock. The repurchase program is effective immediately.

Communications Systems, Inc. (“CSI”) said that purchases under the stock repurchase program may be made, from time to time, in the open market, through block trades or otherwise and will be conducted in compliance with applicable Securities and Exchange Commission regulations. Depending on market conditions and other factors these repurchases may be commenced or suspended at any time, or from time to time, without prior notice. Communications Systems, Inc. currently has 8,579,530 shares outstanding. The repurchase program announced today supplements a similar 500,000 share repurchase authorization announced in September 2007. To date, 403,743 shares have been repurchased under the 2007 program, and repurchases under that program will be completed before repurchases begin under the program announced today.

Jeffrey K. Berg, CSI’s President and Chief Executive Officer stated that, “Currently prevailing market prices makes repurchasing our stock a solid investment and represents an attractive opportunity to enhance long term shareholder value. This share repurchase program reflects our great confidence in CSI’s ability to continue generating strong, consistent cash flow.”

About Communications Systems, Inc.

CSI provides physical connectivity infrastructure and services for cost-effective broadband solutions and is a leading supplier of voice grade connecting devices and wiring systems. CSI serves the broadband market as the world’s leading supplier of media conversion technology, which permits networks to deploy fiber optic technology while retaining the copper-based infrastructure already embedded in the network. CSI also supplies copper wire and fiber optic structured wiring systems for broadband networks and line filters for digital subscriber line (“DSL”) service. CSI also provides network design, training and management services.

Cautionary Statement: From time to time, in reports filed with the Securities and Exchange Commission, in press releases, and in other communications to shareholders or the investing public, the Company may make forward-looking statements concerning possible or anticipated future financial performance, business activities, plans, pending claims, investigations or litigation which are typically preceded by the words “believes”, “expects”, “anticipates”, “intends” or similar expressions. For such forward-looking statements, the Company claims the protection of the safe harbor for forward-looking statements contained in federal securities laws.

Shareholders and the investing public should understand that such forward looking statements are subject to risks and uncertainties which could cause actual performance, activities or plans to differ significantly from those indicated in the forward-looking statements.